Exhibit 5.1

September 28, 2020

HollyFrontier Corporation

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Re:	2.625% Notes due 2023 and 4.500% Notes due 2030

Dear Ladies and Gentlemen:

We have acted as counsel for HollyFrontier Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale by the Company of $350,000,000 aggregate principal amount of 2.625% Notes due 2023 and $400,000,000 4.500% Notes due 2030 (together, the “Notes”), pursuant to the Underwriting Agreement, dated September 14, 2020 (the “Underwriting Agreement”), among the Company and BofA Securities, Inc., Citigroup Global Markets Inc., MUFG Securities Americas Inc. and TD Securities (USA) LLC, for themselves and as representatives of the underwriters party thereto (the “Underwriters”).

The Notes have been offered for sale pursuant to a prospectus supplement, dated September 14, 2020, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on September 14, 2020, to the prospectus, dated November 16, 2018 (as amended and supplemented by the prospectus supplement, the “Prospectus”), that constitutes a part of the Company’s Registration Statement on Form S-3 (Registration No. 333-228429), filed with the Commission on November 16, 2018 (the “Registration Statement”), which Registration Statement became effective upon filing. The Notes will be issued under an indenture, dated as of March 22, 2016 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a second supplemental indenture, dated as of September 28, 2020, between the Company and the Trustee (the “Second Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, (ii) certain resolutions adopted by the Board of Directors of the Company, (iii) certain resolutions adopted by the Pricing Committee of the Board of Directors of the Company, (iv) the Registration Statement, (v) the Prospectus, (vi) the Base Indenture and Second Supplemental Indenture and (vii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London New York Richmond Riyadh San Francisco Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3900 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 velaw.com

HollyFrontier Corporation September 28, 2020 Page 2

As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents, (vi) all Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement, (vii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Underwriters and (viii) the Indenture was duly authorized, executed, and delivered by the Trustee.

Based upon such examination and review and the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Notes have been duly authorized, executed and issued by the Company and, assuming that the Notes have been duly authenticated by the Trustee, they constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, and general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law), and are entitled to the benefits of the Base Indenture, as amended and supplemented by the Second Supplemental Indenture.

This opinion is limited in all respects to the laws of the States of New York and the federal laws of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction.

This opinion letter may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.